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                                                                      EXHIBIT 12

                                AMERUS GROUP CO.
                       STATEMENT RE: COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                  Three Months Ended March 31,
                                                    2004                2003      2003      2002        2001      2000      1999
                                                  ----------------------------  ---------------------------------------------------
                                                                                            ($ in thousands)
Earnings
   Pre-tax income from continuing operations      $ 35,869            $ 52,403  $239,238  $  89,157   $119,377  $115,736  $ 101,113
   Less: Minority interest                               -                   -         -          -          -    21,677     28,107
   Less: Income (loss) from equity investees         5,415               1,724    12,563     (3,993)     5,072     3,481       (603)
   Add: Distributed income from equity investees       127                 219     1,521      2,591      7,730     4,449      1,804
                                                  ----------------------------  ---------------------------------------------------
                                                    30,581              50,898   228,196     95,741    122,035    95,027     75,413

   Fixed charges                                   153,101             125,504   570,646    492,093    371,667   344,363    356,617
                                                  ----------------------------  ---------------------------------------------------
Total Earnings                                    $183,682            $176,402  $798,842  $ 587,834   $493,702  $439,390  $ 432,030
                                                  ============================  ===================================================

Fixed Charges
   Interest credited to policyowners              $144,327            $118,338  $538,622  $ 464,022   $341,575  $312,008  $ 325,941
   Interest expense on debt                          8,398               6,799    30,154     25,487     26,011    29,723     28,983
   Amortization of debt issuance costs                 232                 187     1,137        985      3,155     1,833      1,538
   Estimate of interest within rental expense          144                 180       733      1,599        926       799        155
                                                  ----------------------------  ---------------------------------------------------

Total Combined Fixed Charges and Preference
  Security Dividends                              $153,101            $125,504  $570,646  $ 492,093   $371,667  $344,363  $ 356,617
                                                  ============================  ===================================================

Ratio of Earnings to Fixed Charges                    1.20                1.41      1.40       1.19       1.33      1.28       1.21
                                                  ============================  ===================================================
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